EXHIBIT 99.2

HELEN OF TROY, LTD.

Moderator: Robert Spear

10-06-10/10:00 am CT

Confirmation # 3437643

HELEN OF TROY LIMITED.

Moderator: Robert Spear

October 6, 2010

10:00 am CT

Operator:  Good morning and welcome, ladies and gentlemen, to the Helen of Troy Second Quarter conference call for Fiscal 2011.

At this time, I would like to inform you that all participant lines are in a listen-only mode. At the request of the Company, we will open the conference up for questions-and-answers after the presentation.

Our speakers for this morning’s conference call are Gerald Rubin, Chairman, Chief Executive Officer, and President; Thomas Benson, Senior Vice President and Chief Financial Officer, and Robert Spear, Senior Vice President and Chief Information Officer.

I would now like to the turn conference over to Mr. Robert Spear. Please go ahead, sir.

Robert Spear:  Thank you. Good morning everyone and welcome to Helen of Troy’s Second Quarter Financial Results conference call for Fiscal 2011.

The agenda for this morning’s conference call will be as follows. We’ll have a brief forward-looking statement review, followed by Mr. Rubin who will discuss our second quarter earnings release and related results of operation’s for Helen of Troy, followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer. And finally, we’ll open it up for questions-and-answers for those of you with any further questions.

Safe Harbor statement: this conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results.

Generally, the words “anticipate”, “believe,” “expect,” and other similar words identify forward-looking statements. Forward-looking statements are subject to risks that could cause such statements to differ materially from actual. This conference call may also include information that may be considered non-GAAP financial information.

These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than non-GAAP financial information disclosed by the Company. The Company cautions listeners to not place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the conference call over to our Chairman, Mr. Rubin, I’d like to inform all interested parties that a copy of today’s earnings release has been posted to our Web site at www.hotus.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be accessed by selecting the Investor Relations tab on our Home Page, and then the News tab.

I’ll now turn the conference over to Mr. Gerald Rubin, Chairman, CEO, and President of Helen of Troy.

Gerald Rubin:  Thank you, Bob and good morning to everybody and welcome to our second quarter conference call.

Helen of Troy today reported record net sales revenue and record net income for the second quarter and six months ended August 31, 2010. Second quarter net sales revenue increased 7.8% to $174,823,000 versus net sales revenue of $162,193,000 in the same period of the prior year. Second quarter net income increased 47.5% to $23,473,000 or 75 cents per fully diluted share, which is a new record for Helen of Troy compared with $15,911,000 or 51 cents per fully diluted share for the same period a year earlier.

Net sales revenue for the six months ended August 31, 2010 increased 9.4% to $335 million, versus $306 million for the same period in the previous year. Net income for the first half of this fiscal year increased 37.6% to $41,860,000 or $1.34 per fully diluted share, another record for Helen of Troy, versus $30,420,000 or 99 cents per fully diluted share in the same period of last year.

Net sales revenue for the Housewares Segment increased 10.2% to $55,704,000 in the second quarter, compared with $50,566,000 for the same period last year.

Net sales revenue for Personal Care segment increased 6.7% to $119 million in the second quarter, compared with $111,627,000 for the same period last year.

Net sales revenue for the Housewares Segment increased 11.1% to $103,629,000 for the six-month period ended August 31, 2010, compared with $93,254,000 for the same period last year.

Net sales revenue for the Personal Care segment increased 8.7% to $231,347,000 for the six-month period ended August 31, 2010, compared to $212,812,000 for the same period last year.

We are extremely pleased with our record sales and record earnings results for the second quarter and fiscal year-to-date. Although the worldwide retail environment continues to be challenging, we continue to have organic sales growth in our Housewares Segment, which sells OXO branded goods.

Consolidated gross profit as a percentage of net sales revenue for the first quarter ended August 31 increased 3.4% to 45.9%, compared to 42.5% for the same period last year. Consolidated gross profit margin as a percentage of net sales revenue for the six-month period ended August 31, 2010 increased 4 percentage points to 45.6%, compared to 41.6% for the same period last year.

We also benefited from a favorable change in sales revenue mix as grooming, skin care, and hair care solution products with comparatively higher margins became a more significant portion of the Company’s overall net sales revenue.

Our second quarter earnings per share results reflect improvements in gross profit margin; the accretive impact of recent acquisitions, and continued growth in our Housewares Segment year-over-year.

In the third quarter, we expect flat to declining gross profit margin as compared to the same period last year as a result of increasing inbound freight and commodity costs. In the third quarter, we also expect to incur about $4-1/2 million of incremental advertising expense year-over-year in support of our newly acquired brands that we purchased over the last two years.

Due to these factors, we expect a decline in earnings per fully diluted share for the third quarter of fiscal 2010 - 2011, as compared to the same period last year. However, we anticipate year-over-year net sales revenue and net earnings growth in the fourth quarter of fiscal 2011, and we expect earnings per fully diluted share for the fiscal year ended February 28, 2011 to be in the range of $2.70 to $2.80, which would be a record for Helen of Troy.

During the second quarter, the Company repurchased 80,000 shares of its common stock at an average purchase price of $22.49, and the book value of our common stock as of August 31, 2010 was $20.09 per fully diluted share.

EBITDA for the quarter was $32,668,000, versus $25,666,000.

We believe the company’s core strengths remain strong and we continue to execute our business plan for fiscal 2011 as detailed in our fiscal year 2010 Annual Report. Our business plan includes introducing new product offerings, striving for increased market share through channel expansion, and providing product innovation.

We also continue to pursue further process efficiencies and related selling, G&A expense reductions, and we believe we are well-positioned as we move into the fall selling season.

I now would like to turn the conference call over to Tom Benson, our CFO for the financial highlights.

Thomas Benson:  Thank you, Jerry and good morning everyone. In the second quarter, we experienced a year-over-year net sales revenue increase of 7.8%, reflecting incremental sales from the Pert and Sure acquisition and continued strength of our OXO brand.

Gross profit margin improved by 3.4 percentage points year-over-year.

Second quarter selling, general, and administrative expense as a percentage of net sales revenue increased by .4 percentage points, compared to the same period last year.

Second quarter net income was $23.5 million or 75 cents per fully diluted share, compared to $15.9 million or 51 cents per fully diluted share for the same period last year. This represents an increase in net income and earnings per fully diluted share of approximately 47%.

Second quarter net sales revenue increased 7.8% year-over-year. Net sales revenue for the second quarter of fiscal 2011 was $174.8 million, compared to $162.2 million in the prior year fiscal quarter. This is an increase of $12.6 million or 7.8%.

The increase in net sales revenue reflects sales from the Pert and Sure acquisition and the continued growth of our Housewares Segment. Sales growth was partially offset by the difficult retail environment and the continuing impact on consumer demand, mostly in our appliance product category.

Operating income before impairment increased by 34% year-over-year. Operating income before impairment for the second quarter of fiscal 2011 was $27.7 million, which is 15.8% of net sales, compared to $20.6 million or 12.7% of net sales in the prior year fiscal quarter. This is an increase of $7 million, which is a 34% increase.

The increase in operating income before impairment primarily reflects the impact of sales growth and improvements in gross profit margin, partially offset by higher SG&A expense.

Second quarter net income increased by $7.6 million to $23.5 million, which is 13.4% of net sales, compared to $15.9 million or 9.8% of net sales in the prior year quarter. This is an increase of $7.6 million and it’s a 47.5% year-over-year increase.

The growth in income reflects an increase in net sales revenue, gross profit margin improvement, and the impact of lower interest expense year-over-year, partially offset by slightly higher SG&A expense.

Diluted earnings per share for the second quarter of fiscal 2011 was 75 cents, compared to 51 cents in the second quarter fiscal 2010. This is an increase of 24 cents per share, which is a 47.1 percentage increase.

Our second quarter earnings per share reflects improvements in gross margin that began in the second half of fiscal 2010, the accretive impact of acquisitions, and growth in our Housewares Segment year-over-year.

Now, I will provide a more detailed review of various components of our financial performance.

Products in our Personal Care segment include hair dryers, straightening irons, curling irons, thermal brushes, massagers, spa products, foot baths, electric clippers and trimmers, hair brushes and accessories, liquid hair care and styling products, shampoo, hair treatment, men’s fragrances, men and women’s antiperspirants and deodorants, foot powder, body powder, and skin care products. Key brands in this segment include: Revlon, Vidal Sassoon, Bed Head, Hot Tools, Dr. Scholls, Brut, Ammens, Infusium 23, Pert Plus, and Sure.

Personal Care net sales in the second quarter fiscal 2011 were $119.1 million, compared to $111.6 million in the second quarter of fiscal 2010. This is a dollar increase of $7.5 million, which is a 6.7% increase. The growth in Personal Care net sales revenue reflects sales from the Pert and Sure acquisition, partially offset by a still difficult retail sales environment.

Our Housewares Segment consists of the OXO business. OXO is a leader in providing innovative consumer product tools in a variety of areas, including kitchen, cleaning, barbeque, bar ware,

garden, automotive, storage, organization and baby feeding, cleaning, and bathing. Brands that we sell include: OXO Good Grips, Steel, OXO SoftWorks, OXO Touchables, OXO Tot, and Candela.

Houseware net sales revenue in the second quarter fiscal 2011 was $55.7 million, compared to $50.6 million in the second quarter fiscal 2010. This is an increase of $5.1 million, which is a 10.2% increase. Sales growth was due - driven primarily by new product introductions.

Consolidated gross profit for the second quarter fiscal 2011 was $80.3 million, which is 45.9% of net sales, compared to $68.9 million, which is 42.5% of net sales in the second quarter of fiscal 2010. This is in a dollar increase of $11.4 million and it is a percentage increase in dollar terms of 16.5%.

Gross profit margin as percentage of sales increased 3.4 percentage points year-over-year. The improvement in gross profit is due to the impact of commodity cost decreases in fiscal 2010 that continues to cycle through our cost of goods sold. And a change in sales mix as grooming, skin, and hair care solutions with comparatively higher gross profit margins have become a more significant portion of the Company’s overall net sales revenue. Because we began to realize meaningful gross profit improvements in the second half of fiscal 2010, and because of increasing inbound freight and commodity costs being seen in fiscal 2011, we believe gross profit margin will likely be flat to declining year-over-year for the remainder of fiscal 2011.

Selling, general and administrative expense for the second quarter fiscal 2011 was $52.6 million, which is 30.1% of net sales, compared to $48.3 million, which is 29.7% of net sales in the second quarter of fiscal 2010. This is a dollar increase of $4.4 million, it is a percentage increase of 9.1% in dollar terms, and it is a increase as a percentage of sales of .4 percentage points.

The increase in SG&A in the second quarter is primarily due to a year-over-year and increase — excuse me — a year-over-year increase in advertising and other selling expenses of $3.6 million and higher intangible asset amortization as a result of recent acquisitions. We expect the trend of higher SG&A expense to continue through the remainder of fiscal 2011 due to the launch of new Personal Care media advertising campaigns in support of the Pert Plus, Sure, and Infusium brands.

Interest expense for the second quarter of fiscal 2011 was $20 - it was $2.1 million or 1.2% of net sales revenue, compared to $2.6 million or 1.6% of net sales revenue in the same quarter last year. The decrease in interest expense is due to lower levels of outstanding debt.

Income tax expense in the second quarter of fiscal 2011 was $2.2 million, compared to $1.6 million in the second quarter of fiscal 2010. Second quarter income tax expense was 8.6% of pre-tax earnings, compared to 9.2% effective tax rate in the same quarter last year.

I will now discuss our financial position.

Our cash and cash equivalents balance was $49.1 million at August 31, 2010, compared to $12.7 million at August 31, 2009 and we had no borrowings on our $50 million revolving line of credit.

Our long-term investment balance was $20.3 million at August 31, 2010, compared to $20.4 million at August 31, 2009.

Accounts receivable were $122.3 million at August 31, 2010, compared to $116.3 million at August 31, 2009.

Receivable turnover improved to 65.7 days at August 31, 2010, from 67.6 days at August 31, 2009.

Inventory at August 31, 2010 was $167.5 million, compared to $154 million at August 31, 2009.

Shareholders’ equity increased $87.2 million to $627.4 million at August 31, 2010, compared to $540.2 million at August 31, 2009.

I’ll now make some comments about the expectations for the remainder of fiscal 2011.

In the third quarter we expect flat to declining gross profit margin, as compared to prior year, as a result of increasing inbound, freight, and commodity costs. In the third quarter, we also expect to incur approximately $4.5 million of incremental advertising expense year-over-year in support of our newly acquired brands in the fall selling season.

As a result, we expect a decline in earnings per share for the third quarter fiscal 2011, as compared to the same period last year. We expect earnings per fully diluted share growth to resume in the fourth quarter of fiscal 2011 due to year-over-year sales growth, and we believe earnings per fully diluted share for the full fiscal year ended February 28, 2011 will be range - will be in the range of $2.70 to $2.80 per share.

I will now turn it over to the operator for questions.

Operator:  The question-and-answer session will begin now. If you are using a speakerphone, please press - pick up the handset before pressing any numbers. Should you have a question, press star 1 on your push-button phone. Should you wish to withdraw your questions, please press star 2. Your question will be taken in the order that it is received. Please stand by for your first question.

And our first question comes from Jason Gere with RBC Capital Markets. Please state your question.

Jason Gere:  Thanks. Good morning, guys.

Thomas Benson:  Good morning.

Gerald Rubin:  Morning.

Jason Gere:  Just a - I guess a quick question. First, I was wondering if you could put a little more color behind OXO. While obviously strong 10% growth, you know, kind of looking at the two-year run rate it was a little bit of a deceleration. I was wondering if you could talk a little bit about the tot line. I - did you get a full distribution in there, or was you it you got some in August and then the rest comes in November?

And then just on that note, how you’re thinking about that business for the rest of the year? I know the third quarter comes up against a super tough comp. I think it was like 20% last year, so I was wondering if you could kind of talk maybe a little bit about the organic sales of that business for the rest of the year.

And I have another question afterwards.

Gerald Rubin:  Okay, thank you. Well, you know, we’ve always said that OXO is growing double-digits and it did also this quarter at 10.2%. I know that last year it grew a little larger, but of course it’s was always on a smaller base.

As far as the OXO tot, there were minimal shipments in the last quarter. Shipments started in September and then they will be in the financials for the third quarter. They have a select number of accounts. They don’t have - they haven’t put it into all the accounts, so there’ll be just a select number of accounts that they’re going to put the OXO tots in. And you know, we’re real excited about that, but sales will not appear until the third quarter.

Jason Gere:  So with that though, would - with the sales coming in September, so obviously in the third quarter, do you remain comfortable that you could continue to grow double-digit the rest of the year even though the comparisons are a little bit tougher in the back half of the year than they were in the first half?

Gerald Rubin:  Yeah. That’s, you know, what we’re estimating.

Jason Gere:  Okay. And then just secondly, I’m not sure if you clarified it or not, how much did acquisitions help Personal Care, or how much did it help the total company for the quarter?

Thomas Benson:  The acquisitions increased sales just under $20 million for the third quarter.

Jason Gere:  Okay. And that’s for everything, Pert, Sure...

Thomas Benson:  Yeah.

Jason Gere:  ....Infusium? I’m not sure if Infusium is part of the - if that’s an organic now or not.

Gerald Rubin:  Infusium has anniversaried and is a part of organic.

Jason Gere:  Okay. And then with that part ((inaudible)), you know, when you talk about the appliance business, the new organic trends were down — I guess — relative to where they were in the first quarter, and I was just wondering if you could put some perspective around that.

Again, the two-year — I think — looks pretty flat versus maybe the first quarter, but I was just wondering, you know, can you talk about inventory levels on the appliance side heading into the holiday season? Are you seeing a little bit of a pushback now on that business, and how are you kind of correcting that and maybe your outlook for the rest of the year?

Thanks.

Gerald Rubin:  That’s more than one question, Jason.

Jason Gere:  Yeah, I know.

Gerald Rubin:  You know, on the - the appliance business is soft. You know, we are cautiously optimistic about the fall season. I mean, we do have good placement, it’s just a question of the consumer going to the retail stores and buying our product, because we have such great products.

Our inventories are in line for what we project. We have bought and have received — for the most part — the inventory that we expect to sell over the next three months. As everybody knows, we keep about, you know, five months worth of inventory, so we certainly have enough for the next quarter.

And you know, stores are buying conservatively. They’re not stocking up, but they do buy as they sell and they expect shipments that same day as they sell it. So, we’re the — as we’ve always been — we’re the warehouse for all these major retailers because we keep the inventory and they don’t.

I forgot, what are the other questions you have?

Jason Gere:  No. I guess it was just really, you know, the tie into that. When you look to the rest of the year, you know, you have — again — you have some easy comparisons on this note. I think Personal Care organic was down 11% or 12% in the November quarter, so do you think that you could finally start to turn the page? That the Personal Care organic sales might turn positive, or do you really have to kind of go about this more conservatively and maybe by the end of the year you could start to see flattish trends in maybe 2000 - fiscal 2012 is when, you know, the organic sales star to turn positive, albeit, you know, on the economy - economic recovery?

Gerald Rubin:  Yeah. In the third quarter, I don’t think that we’re going to be flat, but I think the decrease will be less than it has been in the last two quarters, and the fourth quarter, I guess the same.

But going into next year, you know, we’re optimistic with our new plan-o-grams that there won’t be any more decreases; that we’ll be either flat or increasing on the Personal Care side.

Jason Gere:  Okay. Great. I’ll hop off now and let others ask questions. Thanks.

Operator:  Once again, please press star 1 to ask a question.  Our next question comes from Mimi Noel with Sidoti & Company. Please go ahead.

Mimi Noel:  Thank you. Good morning. I apologize if I am repetitive on a question or two. I did have to hop off the line for a second.

Jerry, it’s nice to see that you’ve reinstated your guidance policy, but no comment on the topline. Can you give us a little bit of color on that?

Gerald Rubin:  Well, on the topline sales, I think, you know, we’re projecting increases over the next two quarters. And of course as you saw in our press release, we’re going to have a record year of projecting between $2.70 and $2.80 for earnings per share. So...

Mimi Noel:  But, you can’t tell us the revenue assumptions built into the $2.70 to $2.80?

Gerald Rubin:  No, but...

Thomas Benson:  I think we - in the last question, Mimi, we - there was a question about Housewares...

Mimi Noel:  Yeah.

Thomas Benson:  ....and about their growth and they’ve had double-digit growth and we’re expecting double-digit for the full-year in Housewares.

Mimi Noel:  Okay...

Thomas Benson:  And...

Mimi Noel:  ....that helps.

Thomas Benson:  ....they had — we, you know, as you know we have the Pert and Sure acquisition, which will be beneficial. And as Jerry discussed, the Personal Care area has been tough and he expects it to continue to be tough for the next couple of quarters. And - but we’re optimistic for the next plan-o-gram reset.

Mimi Noel:  And regarding the performance of Personal Care, I think you addressed it, but again I’m sorry I had to hop off. It does look as - so the weakness intensified in the August quarter from the May quarter, is that a function of year-over-year comparisons, or there was something shifting, and can you verify what the contribution was from acquisitions in the quarter?

Gerald Rubin:  Well, I think Tom already gave that number and he’ll give it again on the acquisitions. I just think it’s a factor of what the sales were last year. You know, we’re — as I mentioned — we’re optimistic that the sales decrease will be less over the next two quarters than they have been for the first two quarters.

Mimi Noel:  Okay. And Tom, would you mind providing that number for me again?

Thomas Benson:  Yeah. The acquisitions were just under $20 million. They were $19,958,000.

Mimi Noel:  Okay.

Thomas Benson:  What they provided in the quarter of sales.

Mimi Noel:  Okay. And Tom, would you give me where your long-term debt stands at now?

Thomas Benson:  We have $131 million of total debt, $53 million of that is due next June and July.

Mimi Noel:  Okay. And then the last question, I think, Jerry, would be for you regarding the advertising. What sort of forms of advertising do you plan on using that $4-1/2 million or the whole budget?

Gerald Rubin:  Yeah. Well, the 4-1/2 is not the budget. The $4-1/2 million is the increase over what we spent last year.

Mimi Noel:  Yep, I got you.

Gerald Rubin:  And the media that most of the money will go to will be television and with new commercials that we made up, and then also for the Infusium and for the Pert Plus, and also some print, but the...

Mimi Noel:  Okay.

Gerald Rubin:  ....major part will be television.

Mimi Noel:  Okay. And can you tell me how Idellee has been performing, aside from the acquisitions; just in general terms is fine.

Gerald Rubin:  Well generally, they’re getting more strength because we’re more important to the retailers, but some of the core business products that we’ve had since we started Idelle Labs have decreased somewhat, and there will be more money spent in those brands also. And we hope that there won’t - that the organic business will at least be flat for the year while we have the increase from the Infusium and the Pert Plus and the Sure.

Mimi Noel:  Okay. That’s all I have for now, thank you.

Gerald Rubin:  Thanks.

Operator:  Our next question comes from Rommel Dionisio with Wedbush Morgan.

Rommel Dionisio:  Yeah, thanks. Good morning. You know, Jerry, over the years you’ve - you know, over the last couple years you’ve obviously been very successful with new product launches on the Housewares side. And just thinking about next year, without getting, you know, too specific details, can you just talk about where your plans are for revitalizing some of the Personal Care businesses with new product launches? You know - and in addition, including some of these new, you know, newly acquired businesses that you have now?

Gerald Rubin:  Yeah. Well, you know, as you know, and let’s talk about the OXO first, they have a lot of great products in their pipeline. They usually introduce a minimum of 100 or more products per year. In Helen of Troy appliances, we have between the retail division and our Belson and professional division, we have approximately 100 new products that we’re starting to introduce.

So, our pipeline for new products is very robust and it is more than we’ve had in the past, but we think that new products do drive the business and we have some innovative new products that we’ll be introducing this fall and early next year.

Rommel Dionisio:  Okay, great. Thanks, Jerry.

Gerald Rubin:  Okay. Thanks.

Operator:  And our next question comes from Lee Giordano with Imperial Capital. Please go ahead.

Lee Giordano:  Thanks. Good morning, everyone. Can you talk a little bit more about the integration of Pert Plus and Sure? I guess what have you learned thus far about those brands and what do you see for the long-term opportunity for growth there?

Gerald Rubin:  You know, I think what we’ve learned, Lee, from the acquisitions, we did buy Infusium 23 from Proctor & Gamble and then we bought Pert Plus and Sure from Innovative Products out in Phoenix, but they had purchased them about three years before from P&G, so basically all these three are P&G brands.

You know, we classify them as neglected brands. I think they’re great brands, they just did not spend enough money to promote the brand because — as you know — P&G has a lot of shampoo and deodorant brands that they promote, and they just neglected these.

And what we found that by promotion and what we’re doing, we’re getting increased distribution in some retailers that have not been sold in the last three years, and plus, you know, we strongly believe that the advertising that we’re going to spend in the next quarter will solidify the brands and increase our sales going forward. So, we’re basically investing in our own brands for the future.

Lee Giordano:  Great and then just a second question on the shipping costs. How long do you see the impact of the higher inbound freight lasting? Is that going to be a 2011 - is that going to continue into 2011?

Gerald Rubin:  Right now, you know, what we’re getting out of the Orient, I don’t think it’s going to subside any this year. You know, I think it is what it is and I talk to other major importers all over the United States and they have the same problem.

All the shipping companies have gotten together and they basically charge about the same price, so it’s not like that you go to - one shipping company is cheaper than the other shipping company. All the shipping companies, you know, it may be anti-trust in the United States, but in Asia they all kind of got together and decided what price they’re going to charge.

So, you know, it is what it is, but you know, we’re not at competitive disadvantage. All our competitors and anybody that imports merchandise from Asia has the same cost increases.

Lee Giordano:  Great and then lastly, just housekeeping. What was CAPEX in the quarter?

Thomas Benson:  I’ll give it to you for the year-to-date. It’s $2 million year-to-date.

Lee Giordano:  Great. Thanks a lot.

Thomas Benson:  Okay.

Operator:  And for our next question from Per Ostlund with Jefferies & Company. Please state your question.

Per Ostlund:  Thanks. Good morning, everybody. Wanted to follow-up, a lot of my questions have been taken, so they’re kind of tangents off of a couple of these. But, speaking to the contribution from acquisitions, the $19.9 million or so, is that - that’s basically all Pert and Sure, correct?

Thomas Benson:  Yes, it’s all Pert and Sure.

Per Ostlund:  Is - I mean, $20 million or so, that seems like a pretty strong number vis-à-vis, $65 million annual expectation. Is there seasonality to the business that we aren’t maybe aware of, or is it just maybe doing a little bit better than you thought?

Thomas Benson:  There’s not any meaningful seasonality to the business. There was at least one customer that we were not able to transition immediately, so there was some catch-up sales to that customer in the second quarter.

I would say the second quarter performed better than our expectations and we’re optimistic going forward. But, but I think it’s a little early to say it’s going to outperform our full-year expectations, but we had a very good second quarter.

Per Ostlund:  Okay. That’s fair. On the incremental ad spend coming up, obviously you’ve had Infusium in-house for a while and completed the restage there, and so I can understand the timing of going back out, you know, with a little bit more aggressive push.

Is the - assuming that you’re going to be putting a lot behind the other new brands as well, is that a sense where you’ve got a comfort level having had it in-house a while that you sort of know what message you want to go out with, even if, you know, you don’t necessarily have a restage imminently on tap?

Gerald Rubin:  You know, we have a - you know, a great message that we’re having in our new commercials that - for the Infusium 23. We’ve had it for a year, we have a solid base, now we need to grow the business, and so that’s where we’re going to be spending the money on that part.

And as far as the Pert Plus, as you just heard, we had a good quarter. Probably better than what we expected and we want that to continue. And we think by driving the business with advertising that it would become one of our — certainly — our major brands, and hopefully a major brand in the shampoo area.

Per Ostlund:  Okay.

Gerald Rubin:  So, we’re driving both of those brands.

Per Ostlund:  Okay. And then, I guess I have two housekeeping questions as well. First, if you would be able to provide the FX impact on the topline, and then secondly do you have any expectations or anything you can give us as far as tax rate implicit in your $2.70 to $2.80 figure for the year?

Thomas Benson:  The FX impact, we’re filing our Q later this morning, so it’ll be in there. I don’t have it on the top right with me. So - and as far as the tax rate, I think the tax rate for the quarter was lower than we anticipate for the whole fiscal year, so I’d assume a little higher tax rate.

Per Ostlund:  Okay, great. Thank you.

Operator:  And our next question is from Todd Cohen with MTC Advisors. Please state your question.

Todd Cohen:  Good morning. Just a couple of quick questions. You mentioned you bought back some stock in the quarter and it looks like you bought it - you bought stock at a pretty good price. I was just curious, what’s left or open on your buyback?

Thomas Benson:  This is Tom Benson; we have 1.2 million shares available under our authorized buyback at this time.

Gerald Rubin:  Currently.

Todd Cohen:  Okay, great. And then the book value figure that you gave, was that a tangible book value figure?

Thomas Benson:  That was a - that was the total book value including intangibles.

Todd Cohen:  Okay. And then on OXO Tot, just to clarify, you - did you indicate on the call that there was none of that business in the second quarter?

Thomas Benson:  There was very small shipments in the second quarter, a couple of hundred thousand dollars, and there’ll be more shipments in the third quarter, but we have a limited number of customers that we’re currently selling that product line to.

Todd Cohen:  Okay. And then, what’s the kind of acquisition environment looking like for you guys, and might there be any fallout product from the Alberto Culver acquisition that you might be able to go after or that might - you know, might be some orphan products within those two companies?

Gerald Rubin:  Well, as far as acquisitions, yes. You know, there are a lot of privately held companies that have - are putting themselves up for sale. And I think a lot of it has to do with either the economy or they believe that the capital gains rate’s going to go up next year; so yes there are a lot of companies. Not all of them for us, not all of them are good companies. You know, we are constantly looking, but you know, we found that in the last few months that there has been more acquisitions being shown to us.

As far as Alberto Culver selling to Unilever, surely I don’t know that there’s anything for us there. You know, Unilever paid something like 15 times EBITDA. We don’t pay 15 times EBITDA. We don’t pay anything close to 15 times EBITDA, so I’m sure that they bought those businesses because they want to grow those businesses, so you know, there’s nothing there.

But, you know, as time goes on there are companies that do sell brands. Not everybody has to sell their whole company, but there are - always are brands for sale and if they’re brought to us; we look for them, we look at them. And we make a decision, just as we did with Infusium and Pert Plus and Sure that if they fit what we’re doing and we can grow the businesses, we’re more than happy to buy them.

Todd Cohen:  Great. Well, good quarter.

Gerald Rubin:  Thank you.

Operator:  Once again if you’d like to ask a question, please press star 1 now.  And for our next question, it comes from Gary Giblen with Quint, Miller & Company. Please go ahead.

Gary Giblen:  Hi good morning, everybody.

Gerald Rubin:  Morning, Gary.

Gary Giblen:  Why can’t you pass on at least part of the freight cost increase since everybody is incurring that? Is it the weakness of the consumer?

Gerald Rubin:  No, we - any costs on new products we pass on in the price that we sell it at. So, you know, we’re certainly trying to keep up our gross profit. We have probably one of the best gross profits and net profits in the industry, so we’re not going to let go of that. We want to keep up that up, so whatever it takes for us we’re going to try to keep up our profits.

Gary Giblen:  Well, just what I was getting at is that, you know, in the earnings release it says that you’re gross margins would be - you know, would be, you know, comparatively weaker in the...

Gerald Rubin:  That’s right.

Gary Giblen:  ....coming quarters so that implies that you’re not acting on the increase.

Gerald Rubin:  Well, yeah, a big part of that is because of the advertising.

Gary Giblen:  Okay, more - so that’s the bigger piece, more than the...

Gerald Rubin:  Right.

Gary Giblen:  ....freight ((inaudible)), okay and...

Gerald Rubin:  Well, and freight and of the other things that are mentioned into the press release.

Gary Giblen:  Okay. I mean, in - if the economy were roaring would you - would the pass on of the gross margin, you know, not the advertising, but the materials and freight, would that be more readily passed on in price right away, or is there always push back

Gerald Rubin:  As I mentioned, all the new products have the new costs, whatever they are, built into the price that we sell the new products at. You know, on current products somewhat, but it’s - of course it’s always harder to pass on a current product. It’s easier to pass on and build it in with the new products.

And as I mentioned to you, we have a robust amount of products, whether it’s on OXO or our appliance businesses that we’re coming out with, so you know, the new prices should be built into that...

Gary Giblen:  Yeah.

Gerald Rubin:  ....or will be built in.

Gary Giblen:  Okay, I understand that. And then final question is, you know - I mean, Wal-Mart publicly indicated they made a big about face from trying to do more promotional pricing back toward more of an everyday low traditional approach for them. So, did that cause any, you know, short-term blips in sales within - you know, for - in your category in there?

Gerald Rubin:  No. It hasn’t cost us any sales and of course on the good side there’s the promotional activity that we think that we can get in the future. Not only with them, but with all the major retailers.

Gary Giblen:  Okay. And then as a sector, the Drug Store segment has, you know, for several months has had sluggish, you know, front-end sales, although that, you know, maybe it’s picking up based on the most recent data point. But in other words, is that something that is - you know, affects your numbers, or is not really present in your segment, or...

Gerald Rubin:  No, I think you got the right word when you said drug stores are sluggish. It is sluggish with drug stores and hopefully when more people get back to work and the economy picks up, the drug stores will do much better.

Gary Giblen:  Okay. That’s very helpful. Good luck in the coming quarter.

Gerald Rubin:  Thank you very much, Gary.

Operator:  Our next question comes from Stephen DeNichilo with ACK Assets. Please go ahead.

Stephen DeNichilo:  Hey, guys. How are you doing?

Gerald Rubin:  Great. Thank you.

Stephen DeNichilo:  Good. I was just hoping to get a little bit of color as you think longer-term in your business and given your cash flow attributes and your lower sustained tax rate, what the optimized capital structure looks for Helen of Troy going forward.

Gerald Rubin:  Well, you know, the Company does cash flow very, very well, and you all can figure it out because of our tax base and because of how much we spend on CAPEX. So, you know, our capital base will look good as the years go on. You know, we’re certainly hopeful to use that money to grow the business to increase the earnings per share.

Stephen DeNichilo:  Right. But, as far as a targeted — say — debt to EBITDA, what - there isn’t something that you have in mind where you look at your business as most efficient.

Thomas Benson:  This is Tom Benson. I think, you know, the higher the leverage the better return potential. We’re very selective in how we employ our capital. We’re looking for good opportunities to employ it and we feel we can definitely take on more leverage, but it has to be the right opportunity to do that. So, we’re open to increasing our leverage and we feel we have the ability to do that based on our cash flow, but we want to do it in a smart way.

Stephen DeNichilo:  Right. And given maybe your lack of aggressiveness, you know, over the past few quarters, as far as stock buybacks, should we assume that you want to keep ample powder dry for some acquisitions that you see out there?

Thomas Benson:  Our preference is acquisitions and we continue to look, but we will also do opportunistic stock buybacks.

Gerald Rubin:  You know, as you can see, we did buyback 80,000 shares and - at the cost, and so it’s - it was close to $2 million for the quarter, which we have not bought back in about a year or two years. So, you know, we did buy back stock and that’s always one of our priorities at a - depending on what the price is.

Stephen DeNichilo:  Right. And one more thing to be clear, the additional $4 million in advertising expense in this coming quarter, it’s specifically for Pert and Sure?

Gerald Rubin:  And Infusium, so the increase...

Stephen DeNichilo:  And...

Gerald Rubin:  ....that’s not our total budget that’s just the increase.

Stephen DeNichilo:  No, right. Right. Right. Right. The incremental dollar amount.

Gerald Rubin:  Right, yes.

Stephen DeNichilo:  Right. And was there any incremental advertising expense in second quarter for these businesses?

Thomas Benson:  There was some incremental advertising expense for Infusium. We did not spend anything on Pert and Sure in the second quarter.

Stephen DeNichilo:  Right. So, without spending any money on Pert and Sure, the brands did $19 million in revenue, which was - certainly was significantly better than a lot of people were thinking. So going forward, we have to assume that you are expecting some type of return on your advertising investment, correct?

Thomas Benson:  That’s correct, but as I mentioned there was some catch-up sales in the second quarter that I would say were deferred from the transition in the first quarter.

Stephen DeNichilo:  And just as far as quantifying that number, could you?

Thomas Benson:  I don’t have it off the top of my head. It was a meaningful customer that we needed to transition the setup in their system and it took longer than we expected, but we’re moving forward now.

Stephen DeNichilo:  Okay. Okay, guys. Congratulations. Thank you.

Operator:  And our next question comes from Mimi Noel with Sidoti & Company. Please state your question.

Mimi Noel:  Hi. Thanks again. Tom, just so we can be painfully clear, the - if you back out the contribution from acquisitions it looks like overall, even with consideration of growth in OXO, sales were off about 4-1/2% organically in this latest quarter, and I just want to make sure I’m not missing anything on that.

Thomas Benson:  The total core sales were down 4.5%, $7.3 million.

Mimi Noel:  Okay. And the reason why you all are more optimistic for the second half of the year and resumption of growth, can we assume that overall core sales are going to grow in the second half of the year?

Gerald Rubin:  I think we’re optimistic on total sales due to our acquisitions, due to our Houseware, and that the year-over-year we should have some improvement in core sales.

Mimi Noel:  Okay. Okay. But, no comment on the second half of core sales?

Gerald Rubin:  I’m sorry, what was your question?

Mimi Noel:  No, comment on the second half for core sales performance?

Gerald Rubin:  We’re not giving out a specific number. No.

Mimi Noel:  Okay. And then, Tom, something you said also regarding OXO tots, you were talking about a limited customer base there. Is that something that’s deliberate, or is that just acknowledgement that the category you can’t sell through a perfect overlap of your existing retailers?

Thomas Benson:  I think it’s getting started. We’re working with selected retailers that are more geared to the baby product retailing, and a number of our current customers that’s not a category they hold, so it’s a smaller potential universe starting out.

Mimi Noel:  Okay. Is - are you seeming to suggest that further down the road when you’re a little bit more comfortable and exhausted distribution with those concentrated retailers that you could roll out the product to more...

Thomas Benson:  I think it - in reality it needs to be rolled out to retailers that sell that category.

Mimi Noel:  Okay. Okay. And those are the two follow-up’s that I had. Thank you.

Gerald Rubin:  Thanks, Mimi.

Operator:  Our next question comes from Jason Gere with RBC Capital Markets.

Jason Gere:  Okay, thanks. I promise this’ll be quick. So just with the gross margins, I think in past conference calls we talked about the fourth quarter of last year being kind of that peak level, and that this year wouldn’t - you know, it may not be as high as what you achieved in that fourth quarter last year, but you’re - I guess I wanting to get a little more color just on the flat to down.

I know you do have some tough comps coming up, especially in the fourth quarter, can you just kind of flesh out the drivers, especially when you’re talking about some of the inbound freight cost there; not being able to price. I just want to, you know, kind of look at this model and say, “Well, you know, should down 50 basis points be the right way of thinking about it when you’ve got some extremely tough comps coming up in the back half?”

Thanks.

Thomas Benson:  Jason, I think you’re right on. I mean, the gross profit margin in the third quarter last year was 44.1% and in the fourth quarter is 44.8%, so that is much closer to the margins we’ve been running these first two quarters. And as you know, we’ve had nice year-over-year increases in the first two quarters and we’re not expecting that in the third and fourth quarter, those type of increases over the prior year, but the prior year was much better in the second half than the first half.

It is being driven by commodity costs and freight that are going to be rolling through our cost structure. We - you know, we still are going to have very good gross profit margins, but we’re not going to see the type of improvement year-over-year that we saw in the first half.

Jason Gere:  Okay, great. Fair enough. Thanks a lot.

Gerald Rubin:  Thanks.

Operator:  There are no further questions. I will now turn the conference back to Mr. Gerald Rubin to conclude.

Gerald Rubin:  Well, thank you everyone for listening in and participating in our second quarter conference call. You know, we’re real happy with the results this last quarter, and for the first six months we set record sales and record earnings records.

So, I thank you again and we’ll all meet and talk again in - for the third quarter. Thank you.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by press - by dialing 1-888-203-1112 with replay passcode 3437643. Again, 888-203-1112 with replay passcode 3437643.

This concludes our conference call for today. Thank you for participating and have a nice day.  All parties may now disconnect.

END